[JONES, JENSEN & COMPANY, LLC LETTERHEAD]

Board of Directors
Lakota Technologies, Inc.
Atlanta, Georgia

We hereby consent to the use in this Form S-8 of Lakota Technologies, Inc., of our report dated September 15, 1999 of Lakota Technologies, Inc. for the year ended December 31, 1998, which is part of this Form S-8, and to all references to our firm included in this Form S-8.

/s/Jones Jensen & Company

Jones Jensen & Company
Salt Lake City, Utah
February 9, 2000